FORM OF AMENDED AND RESTATED

Fund of Funds PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED FUND OF FUNDS PARTICIPATION AGREEMENT is made as of [ ], by, between and among [ ] (the “Underlying Fund Trust”), [insert type of entity and state where registered], and the [ ] [insert type of entity and state where registered] (the “Underlying Fund Distributor”), [ ] (“Underlying Fund Adviser”), [insert type of entity and state where registered], and [ ] (the “Transfer Agent”), [insert type of entity and state where registered], and FORETHOUGHT VARIABLE INSURANCE TRUST (“FVIT”), a Delaware statutory trust, GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC a limited liability company organized under the laws of the State of Indiana and FVIT’s investment adviser (the “Adviser”), GLOBAL ATLANTIC Distributors, LLC, a Delaware limited liability company and FVIT’s principal underwriter (the “FVIT Distributor”), and Forethought Life Insurance Co., an Indiana corporation, acting herein for and on behalf of itself and each separate account set forth on attached Schedule A as it may be amended from time to time (the “Insurance Company”).

W I T N E S S E T H:

WHEREAS, FVIT has registered with the Securities and Exchange Commission (“SEC”) as an open-end series management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and has registered with the SEC shares issued by FVIT or its series under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Underlying Fund Trust has registered with the SEC as an open-end series management investment company under the 1940 Act and has registered with the SEC shares issued by its series under the 1933 Act; and

WHEREAS, the Underlying Fund Trust has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Underlying Fund Trust to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies; and

WHEREAS, the beneficial interests in the Underlying Fund Trust are divided into several series, each series representing an interest in a particular managed portfolio of securities and other assets (each, an “Underlying Fund,” and the beneficial interests in each such Underlying Fund hereinafter referred to as “Shares”); and

WHEREAS, the Underlying Fund Distributor is a broker-dealer registered with the SEC, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, each separate series of FVIT listed in Schedule B to this Agreement (each a “Fund of Funds”; and collectively, the “Funds of Funds”) intends to meet its respective investment objective by investing all or a portion of its respective assets in shares of other funds, including Shares of one or more of the Underlying Funds; and

WHEREAS, the Underlying Fund Trust is willing to sell Shares to the Funds of Funds on the terms and conditions hereafter set forth; and

WHEREAS, Insurance Company has established pursuant to applicable insurance law one or more separate accounts (each, an “Account”) for purposes of issuing certain multi-manager variable annuity contracts (the “Contracts”) and intends to purchase shares of one or more other funds as an investment medium for such Contracts; and

WHEREAS, certain shares of the Funds of Funds will serve as underlying investments for the Accounts that fund the Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1.     SALE OF SHARES

1.1.            Sale of Shares. The Underlying Fund Trust agrees to make Class 1 Shares of each Underlying Fund that offers Class 1 Shares available to each Fund of Funds. Adviser and FVIT agree to give the Underlying Fund Trust and Underlying Fund Adviser at least (ten) 10 days’ notice prior to adding any additional Underlying Funds as underlying investment to a Fund of Funds. Underlying Fund Distributor reserves the right to approve any proposed addition by the Adviser or FVIT. Each Fund of Funds will invest all or a portion of its investable assets in one or more funds, including one or more of the Underlying Funds and, in exchange therefor, each Underlying Fund will issue to the Fund of Funds Shares of the applicable Underlying Fund equal in value to the assets of the Fund of Funds conveyed to such Underlying Fund (based on the net asset value per share of the Underlying Fund without the imposition of any sales charge, as calculated in accordance with the Underlying Fund Trust’s then-current registration statement). Each Fund of Funds may add to or reduce its investment in the applicable Underlying Fund from time to time. Shares shall be purchased or sold in such quantities and at such times as determined by the Adviser to be necessary to meet the investment objectives of each Fund of Funds.

The Underlying Fund Trust or its Trustees (the “Trustees”) may refuse to sell Shares to a Fund of Funds or the Adviser, or suspend or terminate the offering of Shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interests of the shareholders of an Underlying Fund. Further, the Underlying Fund Trust reserves the right to reject any purchase order if, in the reasonable opinion of the officers of the Underlying Fund Trust or Underlying Fund Adviser the trading activities of any Fund of Funds shareholder is, or potentially may be, harmful to the Underlying Fund Trust. In the absence of such a determination, the Underlying Fund Trust will continuously offer Class 1 Shares of each Underlying Fund for purchase by one or more Fund of Funds on those days on which the Underlying Fund Trust calculates its net asset value pursuant to the rules of the SEC, and the Underlying Fund Trust shall use its best efforts to calculate such net asset value on each day on which the New York Stock Exchange (“NYSE”) is open for trading or at such other time as the net asset value of an Underlying Fund is calculated, as disclosed in the relevant Underlying Fund’s current prospectus.

FVIT has policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but are not limited to) monitoring Contract owner trading activity. Insurance Company and FVIT reserve the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract owners or an account or subaccount.

Compliance with Section 12(d)(1)(F) of the 1940 Act. In compliance with Section 12(d)(1)(F) of the 1940 Act, FVIT agrees that immediately after any purchase or acquisition of Shares in an Underlying Fund, not more than 3% of the total outstanding Shares of the Underlying Fund will be owned by such Fund of Funds and all affiliated persons of such Fund of Funds. The Underlying Fund Adviser shall provide information to the Adviser regarding the total number of outstanding Shares of each Underlying Fund on an ongoing basis. Additionally, FVIT represents that it has not offered or sold, and is not proposing to offer or sell, any security issued by it through a principal underwriter or otherwise at a public offering price which includes a sales load of more than 1.5%.

1.2.            Purchases and redemptions of shares shall be handled in the following manner:

(a)	Manual Transactions. FVIT will normally use the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system. Manual transactions may be submitted by FVIT only in the event that FVIT is in receipt of orders for purchase and redemption of shares and is unable to transmit the orders to Transfer Agent via the NSCC due to unforeseen circumstances such as system wide computer failures experienced by FVIT or the NSCC or other events beyond FVIT’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i)	Prior to 4 p.m. Eastern time each Business Day (“Trade Date”), Adviser and the Fund of Funds shall provide Underlying Fund Adviser and the Underlying Fund Trust with the percentage of the net assets of each Fund of Funds that they desire to invest in each Underlying Fund (the “Target Allocation”), or alternatively, Adviser and the Fund of Funds may have a standing order with the Underlying Fund Trust stating the Target Allocation. To maintain the Target Allocation, Adviser and FVIT will give instructions to the Transfer Agent by 8:00 a.m. Eastern time, on the next Business Day, setting forth the net purchases or redemptions for each Fund of Funds to be directed to an Underlying Fund (the “Transaction Amount”). Provided Adviser and FVIT provide the Transaction Amount to the Underlying Fund Trust no later than 8:00 a.m. Eastern time on the Business Day following Trade Date, the purchase or redemption order shall be deemed to be received prior to 4:00 p.m. Eastern time on Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Transfer Agent may process orders it receives after the 8:00 a.m. deadline using the following Business Day’s net asset value.

None of the Underlying Fund Adviser, the Underlying Fund Trust or the Transfer Agent shall have any responsibility for calculating or verifying the Target Allocation or the Transaction Amount.

(ii)	FVIT will initiate payment by wire transfer to a custodial account designated by the Underlying Fund Trust for the aggregate purchase amounts prior to 4:00 p.m. Eastern time on the next Business Day following Trade Date. Dividends and capital gain distributions shall be automatically reinvested in additional shares at the ex-dividend-date net asset value.

(iii)	Aggregate orders for redemption of shares of the Underlying Funds will be paid in cash and wired from the Underlying Funds’ custodial account to an account designated by FVIT. Transfer Agent will initiate payment by wire to FVIT or its designee of proceeds of such redemptions two Business Day following Trade Date (T+2).

(b)	For transactions via the Fund/SERV system, the following provisions shall apply:

(i)	Without limiting the generality of the following provisions of this section, FVIT and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)	Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)	To maintain the Target Allocation on each Business Day, Adviser and FVIT shall communicate to Transfer Agent by Fund/SERV the aggregate purchase orders and redemption orders (if any) of each Underlying Fund by each Fund of Funds by the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to the close of trading on the Trade Date. Target Allocations or, if Allocations are conveyed by a standing order, changes to a standing order not communicated to the Underlying Fund Adviser and the Underlying Fund Trust by 4 p.m. Eastern time on a Business Day, shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value determined on the Business Day following the Trade Date.

(iv)	Procedures. Adviser and FVIT will only submit orders to maintain the Target Allocation for aggregate orders it receives from Contract owners by 4:00 p.m Eastern time on Trade Date and further represent and warrant that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern time on any Business Day will be submitted with that business day’s net asset value.

(c)	All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each Fund of Funds/account. In the case of delayed settlement, Transfer Agent and FVIT shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such wires for the Trust will be communicated separately.

Such wires for Transfer Agent should be sent to:

(d)	Processing errors which result from any delay or error caused by FVIT may be adjusted through the NSCC System by FVIT by the necessary transactions on a current basis.

(e)	FVIT shall reconcile share positions with respect to each Underlying Fund for each Fund of Funds as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Fund of Funds’ share positions with respect to each Underlying Fund reported by Transfer Agent reconcile with FVIT’s share positions for that Fund of Funds. FVIT shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

(f)	Within a reasonable period of time after receipt of a confirmation relating to an instruction, FVIT shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

1.3.            Any order by FVIT for the purchase of shares of an Underlying Fund through Transfer Agent shall be accepted at the time when it is received by the Transfer Agent (or any clearinghouse agency that Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by Transfer Agent or the respective Underlying Fund. In addition to the right to reject any order, the Underlying Fund Trust has reserved the right to withhold shares from sale temporarily or permanently. Transfer Agent will not accept any order from FVIT that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that Transfer Agent shall forward from time to time to FVIT. The shares purchased will be issued by the respective Underlying Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three days after the date of confirmation, the sale may be cancelled by Transfer Agent or by the respective Underlying Funds without any responsibility or liability on the part of the Transfer Agent or the Underlying Funds, and the Transfer Agent and/or the respective Underlying Funds may hold FVIT or the Insurance Company responsible for any loss, expense, liability or damage, including loss of profit suffered by the Transfer Agent and/or the respective Underlying Funds, resulting from the delay or failure to make payment as aforesaid.

1.4.            Share Ownership. Issuance and transfer of Shares will be by book entry only. Stock certificates will not be issued to FVIT. Shares ordered from the Underlying Fund Trust will be recorded in the appropriate title for the Fund of Funds as instructed by Insurance Company, Adviser or FVIT.

1.5.            Tax Information. Underlying Fund Adviser and the Underlying Fund Trust shall provide the Adviser with final notice (including the amount of distribution per share) of any income, dividends or capital gain distribution payable on Shares prior to the close of business on ex-date. Each Fund of Funds hereby elects to receive all such income dividends and capital gain distributions as are payable on Shares in additional Shares. The Underlying Fund Trust shall notify the Adviser of the number of Shares so issued as payment of such dividends and distributions.

1.6.            Conflicts of Interest. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Fund of Funds or Underlying Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Trustees of the Underlying Fund Trust shall promptly notify FVIT of the existence of any irreconcilable material conflict and its implications.

1.7.            Net Asset Value. Underlying Fund Adviser and the Underlying Fund Trust shall make the net asset value per share for each Underlying Fund available to the Adviser on a daily basis as soon as reasonably practical after such net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time. Underlying Fund Adviser and the Underlying Fund Trust shall report to FVIT and Insurance Company any material error in the calculation of the net asset values, dividends or capital gain information as soon as practicable upon discovery. In the event of any material error in the calculation or communication of net asset value, dividend or capital gain information or delay in the communication by Underlying Fund Adviser, the Underlying Fund Trust will act in accordance with its then current policies and procedures relating to error correction, which policies and procedures shall be in accordance with the 1933 Act and 1940 Act (and any applicable regulations thereunder) and SEC policies regarding pricing errors. To the extent a price adjustment results in a deficiency or excess to a Fund of Funds’ account, Adviser and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to Transfer Agent’s error, Transfer Agent shall reimburse such Fund of Funds’ account. Any administrative costs incurred for correcting Fund of Funds’ accounts will be at FVIT’s expense.

1.8.            Conditions Precedent. The obligations of each party hereto to consummate the transactions provided for herein are subject to all representations and warranties of the other parties contained herein being true and correct in all material respects as of the date hereof and as of the date of the transactions contemplated hereby.

ARTICLE 2. OTHER OBLIGATIONS

2.1.            Statements Regarding the Underlying Fund Trust and Underlying Funds. The Insurance Company, the Adviser, the FVIT Distributor, and FVIT shall not give any information or make any representations or statements on behalf of Underlying Fund Adviser, the Underlying Fund Trust or an Underlying Fund, or concerning the Underlying Fund Trust or an Underlying Fund or Underlying Fund Adviser, in connection with the sale of shares of FVIT or otherwise, other than information or representations contained in and accurately derived from the current registration statement for such Underlying Fund Shares (as such registration statement may be amended or supplemented from time to time) or in sales literature or other promotional material approved in writing by the Underlying Fund Distributor or its designee, except with the written permission of the Underlying Fund Distributor or its designee. The Adviser or the Insurance Company, as applicable, will furnish to the Underlying Fund Distributor, a reasonable time prior to filing, drafts of amendments to FVIT’s registration statement or other filings with the SEC that reference the Underlying Fund Trust or an Underlying Fund. The Insurance Company (or its designee), the Adviser and FVIT, as applicable, each agrees to make such modifications to the documents described in the prior sentence as may be reasonably requested by the Underlying Fund Distributor or its designee with respect to such references.

2.2.            Statements Regarding FVIT, the Fund of Funds, the Insurance Company and the Contracts. The Underlying Fund Distributor and the Underlying Fund Trust shall not give any information or make any representations or statements on behalf of FVIT or a Fund of Funds or the Insurance Company or its Contracts, or concerning FVIT or a Fund of Funds or the Insurance Company or its Contracts, other than information or representations contained in and accurately derived from the registration statement or prospectus for FVIT or Contract (as such registration statement and prospectus may be amended or supplemented from time to time), or in materials approved in writing by the Adviser or the Insurance Company, as applicable for distribution including sales literature or other promotional materials, except with the written permission of the Adviser or the Insurance Company. The Underlying Fund Distributor will furnish to the FVIT Distributor or its designee or the Insurance Company or its designee, as applicable, prior to filing, drafts of any filings with the SEC that reference FVIT or the Contracts and agrees to make such modifications to the documents as may be reasonably requested by the FVIT Distributor or its designee or the Insurance Company or its designee with respect to such references.

2.3.            Underlying Fund Materials. Underlying Fund Adviser, the Underlying Fund Distributor and the Underlying Fund Trust agree to provide the Adviser and FVIT’s board of trustees with such written materials and access to employees as the Adviser or such board of trustees may reasonably request, it being understood that Underlying Fund Adviser is not acting in a subadvisory capacity to FVIT. Underlying Fund Adviser and the Underlying Fund Trust will, on an annual basis and upon reasonable request, make available their respective Chief Compliance Officers to answer questions and discuss their compliance activities with respect to the Underlying Fund Trust and Underlying Fund Adviser.

2.4.          Expenses. Each party to this Agreement shall pay all expenses incidental to its performance under this Agreement. The Underlying Fund Trust shall bear the expenses for the cost of: (i) registration of each Underlying Fund’s shares; (ii) preparing proxy statements and related materials and the printing and distribution of such items to each Fund of Funds’ shareholder or Insurance Company Contract owner who has investments in a Fund of Funds; (iii) the preparation of all statements and notices required from it by any federal or state law; and (iv) taxes on the issue or transfer of the Underlying Funds’ Shares subject to this Agreement.

ARTICLE 3.   REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS

3.1.            Representations, Warranties, Covenants, and Acknowledgments of the Adviser and FVIT. The Adviser and FVIT represent, warrant, covenant, and acknowledge that:

(a)	Organization. FVIT is duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to own property and conduct business as proposed to be conducted pursuant to this Agreement.

(b)	1933 Act Registration. FVIT, on behalf of each Fund of Funds, has, or will cause to be, duly filed all registration statements and other documents (collectively, “SEC Filings”) required to be filed under the 1933 Act in connection with the registration of the shares of such Fund of Funds. Such filings were, or will be, prepared in accordance with applicable requirements of the 1933 Act and the rules and regulations thereunder, and do not, or will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Fund of Funds is purchasing Shares for its own account as a principal for investment and not with a view to resale or distribution. The Fund of Funds shall not permit any other person to have any beneficial interests in the Shares (other than its shareholders, participants or other beneficiaries by virtue of their ownership of shares of or allocation of variable contract interests to the Fund of Funds), and it shall not assign, transfer, convey or encumber all or any portion of the Shares purchased by it, except in accordance with the Declaration of Trust of the Underlying Fund Trust.

(c)	1940 Act Registration. FVIT is duly registered as an open-end management investment company under the 1940 Act. FVIT’s 1940 Act registration statement was prepared in accordance with the requirements of the SEC, and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)	Tax Status. The Adviser is aware that each Underlying Fund has the status of a regulated investment company for U.S. federal income tax purposes.

(e)	Proxy Voting. On any matter in which a vote of holders of Shares is sought, with respect to which a Fund of Funds is entitled to vote, FVIT will either seek instructions from the holders of the Fund of Funds’ securities and vote on the matter in accordance with such instructions, or FVIT will vote the Shares of an Underlying Fund held by its Fund of Funds in the same proportion as the vote of all other holders of Shares of such Underlying Fund.

(f)	Other Shareholders. Shares of each Underlying Fund are offered to other parties, and purchase and redemption activity by such other parties may affect the investment results of such Underlying Fund and the percentage ownership of such Underlying Fund by a Fund of Funds.

(g)	Compliance with applicable law. Each Fund of Funds and the Adviser will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

(h)	No shares of a Fund of Funds shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”) or to any other person who would render the Underlying Fund Trust ineligible to comply with Section 817 of the Code and retain its status as a variable insurance trust.

3.2.            Representations and Warranties of Underlying Fund Adviser, the Underlying Fund Trust and Underlying Fund Distributor. Underlying Fund Adviser, the Underlying Fund Trust and the Underlying Fund Distributor each represents, warrants and acknowledges that:

(a)	Organization. The Underlying Fund Trust is duly organized and validly existing under the laws of Massachusetts as a business trust. Each Underlying Fund is a duly and validly designated series of the Underlying Fund Trust. The Underlying Fund Trust has the requisite power and authority to own property and conduct its business as proposed to be conducted pursuant to this Agreement.

(b)	1933 Act Registration. Shares of each Underlying Fund are duly registered under the 1933 Act. The Underlying Fund Trust, on behalf of each Underlying Fund, has duly filed all registration statements and other documents required to be filed under the 1933 Act in connection with the registration of the Shares. Such filings were prepared in accordance with applicable requirements of the 1933 Act and the rules and regulations thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)	1940 Act Registration. The Underlying Fund Trust is duly registered as an open-end management investment company under the 1940 Act. The Underlying Fund Trust’s 1940 Act registration statement was prepared in accordance with the requirements of the SEC, and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Underlying Fund Distributor will furnish to the Adviser, promptly following filing, any amendments to the Underlying Fund Trust’s 1940 Act registration statements that relate to the applicable Underlying Fund.

(d)	Management. Each Underlying Fund will be managed in accordance with the objective(s), policies and restrictions set forth in the Underlying Fund Trust’s registration statement. Underlying Fund Adviser, the Underlying Fund Distributor and the Underlying Fund Trust will provide the Adviser, FVIT Distributor and Insurance Company sixty (60) days prior notice of any material changes affecting any Underlying Fund, including but not limited to, (a) fund objective change, (b) anticipated fund mergers/substitutions, (c) no action or exemptive requests from the SEC, (d) fund name changes, (e) fund adviser or sub-adviser changes, and/or (f) conditions or undertakings that affect the rights or obligations of the FVIT Distributor and/or Insurance Company hereunder. Each Underlying Fund and Underlying Fund Adviser will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

(e)	Diversification. Each Underlying Fund will at all times use best efforts to comply with Section 817(h) of the Code and Treasury Regulation §1.817-5 or any other regulations promulgated under Section 817(h), as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations. Underlying Fund Adviser will notify the Adviser and FVIT immediately upon having a reasonable basis for believing that an Underlying Fund has ceased to comply with the Section 817(h) diversification requirements. To the extent that an Underlying Fund ceases to so qualify, Underlying Fund Adviser and the Underlying Fund Trust each represents and warrants that the Underlying Fund and Underlying Fund Adviser will use their best efforts to take all steps necessary to adequately diversify the affected Underlying Fund so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5.

(f)	Shares of the Underlying Funds may be offered to separate accounts of various insurance companies and to other registered investment companies in addition to FVIT. The Underlying Fund Trust represents, warrants and covenants that no shares of an Underlying Fund shall be sold to the general public in contravention of Section 817 of the Code or to any other person who would render the Insurance Company ineligible to look through to the assets of each Underlying Fund for purposes of compliance with Section 817 of the Code. The Underlying Fund Trust agrees to maintain each Underlying Fund’s qualification as a “regulated investment company” under the Code. The Underlying Fund Trust will provide Fund of Funds Trust and the Adviser with securities holdings reports for each Underlying Fund within 20 business days after the end of each calendar quarter.

(g)	The Underlying Fund Trust will furnish to the Adviser, FVIT and the Insurance Company such information with respect to the Underlying Fund Trust in such form and signed by such of its officers as the Adviser, FVIT or the Insurance Company may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Underlying Fund Trust will advise the Adviser, FVIT and the Insurance Company immediately of: (1) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Underlying Fund Trust or the initiation of any proceeding for that purpose; (2) the institution of any proceeding, investigation or hearing involving the offer or sale of the Underlying Fund Trust of which it becomes aware; or (3) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Underlying Fund Trust or which requires the making of a change therein in order to make any statement made therein not misleading.

(h)	Tax Status. The Underlying Fund Trust and each Underlying Fund is taxable as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”). The Underlying Fund Trust agrees to maintain each Underlying Fund’s qualification as a RIC, and each will notify Insurance Company and the Adviser immediately upon having a basis for believing that the Underlying Fund Trust or an Underlying Fund has ceased to so qualify or that the Underlying Fund Trust or an Underlying Fund might not so qualify in the future.

(i)	The Underlying Fund Adviser will provide information to the Adviser regarding the total number of outstanding Shares of each Underlying Fund on an ongoing basis.

3.3.          Representations and Warranties of the Insurance Company. The Insurance Company represents, warrants and acknowledges that:

(a)	Organization. Insurance Company is duly organized and validly existing under the laws of the State of Indiana and has the requisite power and authority to own property and conduct business as proposed to be conducted pursuant to this Agreement.

(b)	Each Account has been established pursuant to applicable insurance law for purposes of issuing the Contracts and the Insurance Company has or will register each Account (unless the Account is exempt from such registration) with the SEC as a unit investment trust under the 1933 Act and the 1940 Act.

(c)	Each Contract is or will be registered by the Insurance Company (unless exempt from such registration) with the SEC for offer and sale and will be in compliance with all applicable laws prior to being offered for sale.

(d)	The Contracts are or will be and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Code, that Insurance Company will maintain such treatment and that it will notify the Underlying Fund Trust immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

(e)	The Insurance Company will be responsible for assuring that each Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the Contract.

ARTICLE 4.  INDEMNIFICATION

4.1.            Indemnification by the Adviser and the Insurance Company. The Adviser and the Insurance Company agree to indemnify and hold harmless Underlying Fund Adviser, the Underlying Fund Distributor, the Underlying Fund Trust and each of their respective trustees, directors, officers, employees, agents and affiliates, and each person, if any, who controls Underlying Fund Adviser, the Underlying Fund Trust or the Underlying Fund Distributor within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 4.1, each of whom, to the extent not a party to this Agreement, shall be a third-party beneficiary hereof) against any and all losses, claims, damages, liabilities (including amounts paid in settlement) or expenses (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), as incurred, to which such Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

(a)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in a registration statement, prospectus or statement of additional information for FVIT or an Account or any amendment or supplement to any of the foregoing), or in sales literature generated by or (with respect only to statements in said sales literature regarding a Fund of Funds Trust, the Adviser or the Insurance Company) approved by the Adviser, FVIT or the Insurance Company (collectively, “Fund of Funds Documents” for the purposes of this Article 4), or arise out of or are based upon the omission or the alleged omission to state in the Fund of Funds Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to the Adviser, FVIT or the Insurance Company by or on behalf of Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust specifically for use in Fund of Funds Documents; or

(b)	arise out of wrongful conduct of the Adviser, FVIT, the Insurance Company or persons under their control, with respect to the sale or acquisition of shares of FVIT or Contracts; or

(c)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Underlying Fund Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust by or on behalf of the Adviser, FVIT or the Insurance Company specifically for their use therein;

(d)	arise out of or result from any material breach of this Agreement by the Adviser, FVIT or the Insurance Company;

(e)	arise out of or result from any violation of applicable law by the Adviser, FVIT or the Insurance Company in connection with the performance of its duties and obligations under this Agreement; or

(f)	arise out of or result from the Adviser’s, FVIT’s or the Insurance Company’s gross negligence or willful misconduct in connection with the performance of its duties and obligations under this Agreement.

4.2.          Indemnification by FVIT Distributor. The FVIT Distributor agrees to indemnify and hold harmless Underlying Fund Adviser, the Underlying Fund Distributor, the Underlying Fund Trust and each of their respective trustees, directors, officers, employees, agents and affiliates, and each person, if any, who controls Underlying Fund Adviser, the Underlying Fund Trust or the Underlying Fund Distributor within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 4.2, each of whom, to the extent not a party to this Agreement, shall be a third-party beneficiary hereof) against any and all Losses, as incurred, to which such Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, insofar as such Losses:

(a)	arise out of or result from any material breach of this Agreement by the FVIT Distributor;

(b)	arise out of or result from any violation of applicable law by the FVIT Distributor in connection with the performance of its duties and obligations under this Agreement; or

(c)	arise out of or result from the FVIT Distributor’s gross negligence or willful misconduct in connection with the performance of its duties and obligations under this Agreement.

4.3.         Indemnification by Underlying Fund Adviser and the Underlying Fund Distributor. Underlying Fund Adviser and the Underlying Fund Distributor agree to indemnify and hold harmless the Adviser, the FVIT Distributor, FVIT, the Insurance Company and each of their respective directors, officers, employees, agents and affiliates, and each person, if any, who controls FVIT, the Adviser, the FVIT Distributor or the Insurance Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 4.3 each of whom, to the extent not a party to this Agreement, shall be a third-party beneficiary hereof) against any and all Losses, as incurred, to which such Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Losses:

(a)	arise out of or are based upon any untrue statements or alleged untrue statement of any material fact contained in the registration statement for the Underlying Fund Trust (or any amendment or supplement thereto) or in sales literature generated by or (with respect only to statements in said sales literature regarding the Underlying Fund Trust or an Underlying Fund, Underlying Fund Adviser or the Underlying Fund Distributor) approved by the Underlying Fund Distributor or its designee, (collectively, “Underlying Fund Documents” for the purposes of this Article 4), or arise out of or are based upon the omission or the alleged omission to state in the Underlying Fund Documents a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and was accurately derived from written information furnished to Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust by or on behalf of the Adviser, the FVIT Distributor, FVIT or the Insurance Company specifically for use in Underlying Fund Documents; or

(b)	arise out of wrongful conduct of Underlying Fund Adviser, the Underlying Fund Distributor, the Underlying Fund Trust or persons under their control, with respect to the sale of shares of the Underlying Fund Trust; or

(c)	arise out of or result from any untrue statement or alleged untrue statement of a material fact contained in Fund of Funds Documents or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Adviser, FVIT Distributor, FVIT or the Insurance Company by or on behalf of Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust specifically for their use therein;

(d)	arise out of or result from any material breach of this Agreement by Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust;

(e)	arise out of or result from any material failure by the Underlying Fund Trust to comply with the terms and policies of its registration statement – including, but not limited to, each Underlying Fund’s investment objective, policies and restrictions;

(f)	arise out of or result from any violation of applicable law by the Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust in connection with the performance of its duties and obligations under this Agreement; or

(g)	arise out of or result from the Underlying Fund Adviser’s, the Underlying Fund Distributor’s or the Underlying Fund Trust’s gross negligence or willful misconduct in connection with the performance of its duties and obligations under this Agreement.

4.4.         Bad Faith. None of the Adviser, the FVIT Distributor, FVIT, the Funds of Funds or the Insurance Company, or Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust shall be liable under the indemnification provisions of Section 4.1, 4.2 or 4.3, as applicable, with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party’s duties under this Agreement or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

4.5.         Notice. None of the Adviser, the FVIT Distributor, FVIT, the Funds of Funds or the Insurance Company, or Underlying Fund Adviser, the Underlying Fund Distributor, the Underlying Fund Trust or the Underlying Funds shall be liable under the indemnification provisions of Section 4.1, 4.2 or 4.3, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have first notified the party against whom indemnification is sought. Such notification shall be in writing and shall be delivered promptly after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability that it may have to the Indemnified Party in the absence of Sections 4.1, 4.2, or 4.3.

4.6.         Participation. In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof other than reasonable costs of investigation.

4.7.        Settlements.    The indemnifying party shall not, without the prior express written consent of the indemnified party, settle or compromise the liability of the indemnified party. Such consent shall not be unreasonably withheld; provided, however, that it shall not be deemed unreasonable to withhold consent from any settlement whereby the indemnified party is admitting fault or liability or such settlement would otherwise expose the indemnified party to additional claims or liability.

4.8.         Contribution. If the indemnification provided for in this Article 4 is for any reason, other than pursuant to the terms hereof, held to be unavailable to an Indemnified Party in respect of any Losses (or actions in respect thereof) referred to in this Article 4, then, in order to provide for just and equitable contribution, each indemnifying party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of the indemnifying and Indemnified Parties in connection with the statements, actions or omissions that resulted in such Losses (or actions in respect thereof). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits received by the indemnifying and Indemnified Parties from the transactions at issue. Underlying Fund Adviser, the Underlying Fund Distributor, the Adviser, the Insurance Company and the FVIT Distributor agree that it would not be just and equitable if contribution pursuant to this Section 4.8 were determined by pro rata allocation or by any other method of allocation not taking into account the equitable considerations referred to above in this section. The amount paid or payable by an Indemnified Party as a result of the Losses (or actions in respect thereof) referred to above in this section shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The relative fault of each Indemnified Party, on the one hand, and an indemnifying party, on the other hand, shall be determined by reference to, among other things, whether the Losses relate to information supplied by, or action or omission within the control of, the indemnifying party or the Indemnified Party and the relative parties’ intent, knowledge, access to information and opportunity to correct or prevent the act, statement or omission that gave rise to the Losses. Upon the occurrence of any Losses for which contribution hereunder may be required, the contributor shall reimburse the party entitled to contribution promptly upon establishment by the party entitled to contribution by the contributor of the Losses incurred. No party shall be liable for contribution in connection with settlement with respect to Losses without its written consent.

ARTICLE 5.   TERMINATION

5.1.         Termination without Cause. This Agreement may be terminated in whole or in part by any party for any reason, without the payment of any penalty, by 90 days’ advance written notice to the other parties (the “Notice Period”), provided that such termination shall be effective with respect to FVIT and the Underlying Fund Trust upon the later to occur of the end of the Notice Period or full redemption by the applicable Fund of Funds of any interests held in the respective Underlying Fund.

5.2.         Termination by Underlying Fund Adviser, the Underlying Fund Distributor and the Underlying Fund Trust for Cause. This Agreement may be terminated without prior notice, at the option of Underlying Fund Adviser, the Underlying Fund Distributor and the Underlying Fund Trust, upon any finding or ruling against the Insurance Company, Adviser, the FVIT Distributor or FVIT by a court or FINRA, the SEC, or any other regulatory body regarding the Insurance Company’s, the Adviser’s, the FVIT Distributor’s or FVIT’s duties under this Agreement or related to the sale of shares of FVIT, or any settlement of any proceedings or undertaking to any regulatory body that would, in Underlying Fund Adviser’s, the Underlying Fund Distributor’s or Underlying Fund Trust’s reasonable judgment, materially impair the Adviser’s, the FVIT Distributor’s or FVIT’s ability to meet and perform its obligations and duties hereunder or has a material impact on the Contracts.

5.3.         Termination by the Adviser, the FVIT Distributor, the Insurance Company and FVIT for Cause. This Agreement may be terminated in whole or in part without prior notice, at the option of the Adviser, the FVIT Distributor, the Insurance Company and/or FVIT, upon any finding or ruling against Underlying Fund Adviser, the Underlying Fund Distributor or the Underlying Fund Trust by a court or FINRA, the SEC, or any other regulatory body regarding Underlying Fund Adviser’s or the Underlying Fund Distributor ‘s duties under this Agreement or related to the sale of Shares, or any settlement of any proceedings or undertaking to any regulatory body that would, in the Adviser’s, the FVIT Distributor’s, the Insurance Company’s and/or FVIT’s reasonable judgment, materially impair Underlying Fund Adviser’s, the Underlying Fund Distributor’s or the Underlying Fund Trust’s ability to meet and perform its obligations and duties hereunder.

5.4.        Termination due to Material Adverse Circumstance. This Agreement may be terminated by any party, at its option, if such party shall reasonably determine, in its sole judgment exercised in good faith, that either (1) the Adviser, the FVIT Distributor, the Insurance Company, Underlying Fund Adviser or the Underlying Fund Distributor, as the case may be, shall have suffered a material adverse change in its business or financial condition or (2) FVIT or the Underlying Fund Trust, as the case may be, shall have been the subject of adverse publicity that is likely to have a material adverse impact upon the business and operations of such other party.

5.5.         Date of Termination. In the event of a termination of this Agreement pursuant to Sections 5.2, 5.3 or 5.4, the parties shall promptly in good faith mutually agree on a date on which FVIT will redeem all interests held by its Funds of Funds in the applicable Underlying Fund, and this Agreement shall terminate with respect to such Fund of Funds and the Underlying Fund Trust on the next day following such date. The foregoing notwithstanding, the Underlying Fund Trust shall continue to make available additional Shares of any Underlying Fund pursuant to the terms and conditions of this Agreement, to the extent necessary for each Fund of Funds to be able to continue to make its shares available for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in any Fund of Funds, redeem investments in the any Fund of Funds and/or invest in such Fund of Funds upon the making of additional purchase payments under Existing Contracts

5.6.         Survival. The provisions of Articles 2.1, 2.2, 3, 4, 5.6. 7.7, 7.8 and 7.15 shall survive the termination of this Agreement.

5.7.         Separate Agreement. This Agreement shall constitute a separate agreement with respect to each Fund of Funds and each Underlying Fund. The termination of this Agreement with respect to a Fund of Funds shall not, except as otherwise provided herein, constitute a termination of this Agreement with respect to the other Fund of Funds and Underlying Funds.

ARTICLE 6.   NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to Underlying Fund Adviser or the Underlying Fund Trust:

If to the Underlying Fund Distributor:

If to FVIT or Adviser:

Global Atlantic Investment Advisors, LLC

10 West Market Street, Suite 2300

Indianapolis, IN 46204

Attention: President

If to the FVIT Distributor:

Global Atlantic Distributors, LLC

One Financial Plaza

755 Main Street, 24th Floor

Hartford, CT 06103Attn.: Legal Counsel

If to the Insurance Company:

Forethought Life Insurance Co.

10 West Market Street, Suite 2300

Indianapolis, IN 46204

Attention: Chief Investment Officer

ARTICLE 7.   MISCELLANEOUS

7.1.            License Agreement. Subject to the terms and conditions set forth herein, Underlying Fund Distributor hereby grants to the FVIT Distributor, each Fund of Funds and the Insurance Company (each, a “Licensee” and collectively the “Licensees”) a limited, non-exclusive right and license to use the words [ and the name of each of the Underlying Funds (the “Licensed Trademark”) in connection with the marketing of the Funds of Funds and the Contracts. This grant is non-transferable and does not include the right to sublicense. Underlying Fund Distributor warrants that it owns or has the right to license the Licensed Trademark hereunder and that Licensee’s use of the Licensed Trademark, as permitted by this paragraph, shall not violate any trademark or other intellectual property rights of any third party.

(a)	Except for the limited rights expressly granted herein, all right, title and interest in and to the Licensed Trademark shall be owned by and remain with Underlying Fund Distributor. All use of the Licensed Trademark by the Licensees shall inure to the benefit of Underlying Fund Distributor. Nothing contained in this Agreement shall restrict or restrain Underlying Fund Distributor or its affiliates in any fashion whatsoever from the right to use, register and/or further license or sublicense the Licensed Trademark.

(b)	Licensees shall not exceed the scope of the license set forth in this Section. Licensees acknowledge the prestige, high reputation and goodwill associated with the Licensed Trademark and agree that, in order to preserve the prestige, reputation and goodwill associated with the Licensed Trademark, the usages by Licensees, and the products in connection with which such usages are permitted, shall meet the same standards of quality as heretofore in effect with respect to such products and usages of Underlying Fund Distributor. Licensees shall not (i) use or allow others to use the Licensed Trademark in any way which would tend to allow it to become generic, lose its distinctiveness, become liable to mislead the public, or be materially detrimental to or inconsistent with the good name, goodwill, reputation and image of Underlying Fund Distributor; or (ii) use or cause or authorize to be used the Licensed Trademark in a manner that is likely to cause confusion with the products, services and business of Underlying Fund Distributor. In no event shall Licensees use the Licensed Trademarks in their corporate name or their affiliates’ corporate names. Licensees shall, after the expiration of this Agreement, abide by and comply with the requirements of applicable trademark law with respect to its use of the Licensed Trademark or any similar trademarks, service mark or trade name.

(c)	Licensees shall mark the Licensed Trademark with the symbols ® or ™ as directed by Underlying Fund Distributor.

(d)	Licensees recognize the ownership of Underlying Fund Distributor and its affiliates of the Licensed Trademark and agrees that they will not (i) challenge the title or any rights of Underlying Fund Distributor or its affiliates in and to the Licensed Trademark or (ii) claim or assert any right, title or interest in the Licensed Trademark or in any trademark including a Licensed Trademark as a part thereof, other than pursuant to the rights expressly granted to Licensees by this Agreement.

(e)	In event that the Licensed Trademark is infringed upon by a third party, Underlying Fund Distributor shall have the sole right to sue for infringement and to recover and retain any and all damages. Underlying Fund Distributor is in no way obligated to initiate suit against alleged infringers of the Licensed Trademark. Licensees shall reasonably cooperate with Underlying Fund Distributor or its affiliates, at Underlying Fund Distributor’s cost and expense, when any such suit is brought by Underlying Fund Distributor or its affiliates or defended by Underlying Fund Distributor unless such suit is caused by an act or omission of Licensees in which case the cost of such litigation shall be paid by Licensees. Licensees shall notify Underlying Fund Distributor of any infringement of the Licensed Trademark of which it has knowledge. Any damages recovered will inure to the benefit of Underlying Fund Distributor once the Licensee(s) in question have recovered all of their expenses associated with, or losses directly arising from, the suit.

(f)	The license to the Licensed Trademark granted hereunder shall terminate on first to occur of the following: (i) automatically upon termination of this Agreement (subject to a reasonable transition period as mutually agreed upon by the parties hereto) or (ii) automatically if Licensee is insolvent pursuant to applicable federal or state laws, files a voluntary petition for bankruptcy, or has an involuntary petition for bankruptcy filed against it which is not dismissed within thirty (30) days, or is admitted to the benefits of any procedure for the settlement of debts or an assignment for the benefit of its creditors, or if a receiver or trustee is appointed for a substantial portion of Licensee’s assets.

7.2.         Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by one party to one or more of the other parties regarding its business and operations. All confidential information provided by a party hereto, including any non-public personal information within the meaning of SEC Regulation S-P and the Gramm-Leach-Bliley Act, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. Without limiting the foregoing, no party hereto shall disclose any information that another party has designated as proprietary. The foregoing shall not be applicable to any information that is required to be disclosed by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

7.3.         Headings and Captions. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

7.4.         Expenses. Unless stated otherwise herein, all costs and expense associated with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.5.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

7.6.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

7.7.         Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without reference to the choice of law provisions thereof, and shall be subject to the provisions of the 1933 and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

7.8.         Governmental Authorities. Each party shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, state insurance departments and FINRA) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall use its best efforts to provide the other party with reasonable notice of any governmental investigation or inquiry relating to this Agreement or the transactions contemplated hereby of which it has knowledge.

7.9.         Cumulative Rights and Remedies. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

7.10.       Non-Exclusivity. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

7.11.       Non-Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written approval of each other party.

7.12.      Amendment. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

7.13.       No Waiver. No failure or delay by a party in exercising any right or remedy under this Agreement will operate as a waiver thereof and no single or partial exercise of rights shall preclude a further or subsequent exercise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

7.14.      Several Liability. Notwithstanding anything to the contrary herein, or in any agreement or understanding related to this Agreement, any liability for Losses of a Fund of Funds and any obligation or liability to indemnify an Indemnified Party shall be the several, and not the joint and not the joint and several, obligation or liability of the Fund of Funds to which the obligation or liability relates, and no other Fund of Funds shall have any obligation or liability for any Losses or indemnification attributable to the acts or omissions of any other Fund of Funds.

7.15.       Disclaimer of Shareholder and Trustee Liability. Underlying Fund Adviser, the Underlying Fund Distributor and the Underlying Fund Trust each understands that the obligations of FVIT under this Agreement are not binding upon any director or shareholder of FVIT or any series thereof personally, but bind only FVIT or the applicable Fund of Funds and the applicable Fund of Funds’ property. The Underlying Fund Distributor and the Underlying Fund Trust each represents that it has notice of the provisions of the Trust Agreement and Declaration of Trust of FVIT disclaiming director and shareholder liability for acts or obligations of FVIT.

The obligations of the Underlying Funds under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except Underlying Fund Adviser if it is a shareholder) of the Underlying Fund Trust individually, but bind only the Underlying Funds’ assets. When seeking satisfaction for any liability of the Underlying Funds in respect of this Agreement, the Fund of Funds, Insurance Company and the Adviser agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

7.16.       Entire Agreement. This Agreement, including any Exhibits and/or Schedules hereto, constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters. The parties mutually acknowledge that this Agreement represents the collective drafting efforts of each party and therefore any ambiguity should not be interpreted against the interests of any party.

Signatures on Following Page

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund of Funds Participation Agreement as of the date and year first above written.

GLOBAL ATLANTIC INVESTMENT ADVISORS, LLC	FORETHOUGHT LIFE INSURANCE CO.
On its behalf and on behalf of each Account named in Schedule A, as may be amended from time to time

By its authorized officer,	By its authorized officer,

By:	By:
Title:	Title:

GLOBAL ATLANTIC Distributors, LLC	[UNDERLYING FUND ADVISER]

By its authorized officer,	By its authorized officer,

By:	By:
Title:	Title:

Forethought Variable Insurance Trust	[Underlying FUnd Distrubtor].
On its behalf and on behalf of each Fund of Funds named in Schedule B, as may be amended from time to time

By its authorized officer,	By its authorized officer,

By:	By:
Title:	Title:

[Underlying FUnd Trust]	[underlying fund transfer Agent]

By its authorized officer,	By its authorized officer,

By:	By:
Title:	Title:

SCHEDULE A

Forethought Life Insurance Co. Separate Accounts:

Forethought Life Insurance Co. Separate Account A

SCHEDULE B

Fund(s) of Funds

Forethought Variable Insurance Trust:

[Insert applicable FVIT Funds]

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